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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Boston Private Financials Holdings, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-4 of Boston Private Financial Holdings, Inc. of our report dated January 16, 2003, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Boston Private Financial Holdings, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP


Boston, Massachusetts
October 14, 2003